                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      TANGRAM ENTERPRISES SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO OF TANGRAM APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               -- June 6, 2001 --

Dear Tangram Shareholder:

You are invited to attend the Tangram Enterprise Solutions, Inc. 2001 annual meeting of shareholders on Wednesday, June 6, 2001, at 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511 at 10:00 a.m. Eastern time. You will find directions to the meeting on the last page.

Only shareholders who owned stock at the close of business on April 20, 2001, can vote at this meeting or any adjournments that may take place. At the meeting, we will elect eight directors, consider and vote on a plan of recapitalization and amendment to the Company's articles of incorporation, which will effect a one-for-four reverse stock split of our issued and outstanding shares of our common stock, and attend to any other business properly presented at the meeting. We also will report on our 2000 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

No admission tickets are required. If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this website approximately 15 minutes prior to the meeting to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available on its web site beginning immediately after the meeting.

Our board of directors is a vital resource. No matter how many shares you hold, we consider your vote important and we encourage you to complete, sign, date and vote on the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A prepaid return envelope is enclosed for your convenience. If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

This proxy statement, accompanying proxy card, and 2000 annual report are being mailed to shareholders beginning approximately May 7, 2001, in connection with the solicitation of proxies by the board of directors.

Please contact John N. Nelli, Chief Financial Officer, at (919) 653-6000 with any questions or concerns.

Sincerely,

/s/ Norman L. Phelps                         /s/ James A. Ounsworth

Norman L. Phelps                             James A. Ounsworth
Chief Executive Officer                      Secretary

May 7, 2001

                             QUESTIONS AND ANSWERS
Q:  Who is entitled to vote?
A: Shareholders of record as of the close of business on April 20, 2001, may vote at the annual meeting.

Q:  How many shares can vote?
A: On April 20, 2001, there were 19,405,548 common shares and 3,000 series F preferred shares issued, outstanding and entitled to vote. Each common shareholder may cast one vote for each share of common stock owned. On certain voting matters in which the series F preferred shareholders have a separate class vote, each series F preferred shareholder may cast one vote for each share of series F preferred stock owned. In all other voting matters in which the series F preferred shareholders vote together with the common shareholders, each series F preferred share may cast one vote for each common share into which a preferred share may be converted. Each series F preferred share is convertible into 500 common shares.

Q:  What may I vote on?
A: You may vote on the election of eight directors who have been nominated to serve on our board of directors and approval of a plan of recapitalization and amendment to the Company's articles of incorporation, which will effect a one-for-four reverse stock split of the issued and outstanding shares of our common stock.

Q:  How will directors be elected?
A: The eight board nominees who receive the highest number of affirmative votes will be elected as directors.

Q: What shareholder vote is required to approve the one-for-four reverse stock split?
A: Approval of the one-for-four reverse stock split requires two shareholder votes. First, the affirmative vote of a majority of the outstanding shares of the series F preferred stock, and second, the affirmative vote of a majority of the outstanding shares of our common stock and series F preferred stock (on an as-converted basis), present in person or by proxy at the annual meeting, voting together as a single voting group, is required to approve the one-for-four reverse stock split. Safeguard Scientifics, Inc., the holder of all 3,000 shares of series F preferred stock and 10,816,604 shares of our common stock, has entered into a Voting Agreement with us with respect to all of its shares of common stock and series F preferred stock. Pursuant to the terms of the Voting Agreement, Safeguard has agreed to vote all of its shares of series F preferred stock and common stock in favor of the one-for-four reverse stock split. Safeguard owns 100% of the outstanding series F preferred stock and 58.9% of our outstanding common stock (assuming the conversion of the series F preferred stock). In addition, Axial Technology Holding AG, the holder of 3,000,000 shares of our common stock, entered into a Voting Agreement and Irrevocable Proxy with us with respect to all of its shares of common stock. Pursuant to the terms of the Voting Agreement and Irrevocable Proxy, Axial has agreed to vote, and has granted us an irrevocable proxy to vote, all of its shares of common stock in favor of the one-for-four reverse stock split. Axial owns 14.4% of our outstanding common

                        QUESTIONS AND ANSWERS (cont'd.)

    stock (assuming the conversion of the series F preferred stock). Because Safeguard owns 100% of our outstanding series F preferred stock and because Safeguard and Axial own, in the aggregate, 73.3% of our outstanding common stock (assuming the conversion of our series F preferred stock) and have agreed to vote in favor of the one-for-four reverse stock split proposal, we have the requisite shareholder votes to approve the one-for-four reverse stock split proposal.

Q:  How does the board recommend I vote on each of the proposals?
A: The board recommends a vote FOR each nominee and FOR approval of the plan of recapitalization and amendment to the Company's articles of incorporation.

Q:  How do I vote?
A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

    If you sign your proxy card but do not mark any boxes showing how you wish to vote, Norman L. Phelps and Steven F. Kuekes will vote your shares as recommended by the board of directors.

Q:  What if I hold my shares in a brokerage account?
A: If you hold your shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

    . by telephone,
    . via the Internet, or
    . by returning the form to your broker.

Q:  What if I want to change my vote?
A: You may change your vote at any time before the meeting by any of the following three ways:

    . notifying our chief financial officer, John N. Nelli, in writing, . voting in person at the meeting, or . submitting a proxy card with a later date.

    If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from the nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:  Who will count the votes?
A: One or more of our representatives will count the votes and act as the judge of elections.

Q:  What does it mean if I get more than one proxy card?
A: Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent at:

     Mellon Investor Services LLC
     85 Challenger Road
     Ridgefield Park, NJ 07660
     (toll-free telephone 800-526-0801)

    If you provide Mellon with photocopies of the proxy cards you receive or the account numbers that appear on the

                        QUESTIONS AND ANSWERS (cont'd.)

    proxy cards, it will be easier for Mellon to combine your accounts.

    You can also find information on transferring shares and other useful shareholder information on Mellon's website at www.mellon-investor.com.

Q:  What is a quorum?
A: A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:  What is the effect if I abstain or fail to give instructions to my broker?
A: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

    Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks and brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine such as the election of directors. Banks, brokers or other nominees will not be able to vote on other proposals considered non-routine without instructions from the shareholder. This will result in a "broker non-vote" on that matter equal to the number of shares for which they do not receive specific voting instructions.

    Broker non-votes and abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

Q:  Who can attend the meeting?
A: All shareholders are encouraged to attend the meeting. Admission tickets are not required.

Q:  Are there any expenses associated with collecting the shareholder votes?
A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:  What is a shareholder proposal?
A: A shareholder proposal is your recommendation or requirement that we or our board of directors take action on a matter that you intend to present at a meeting of shareholders. However, under the proxy rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:  Can anyone submit a shareholder proposal?
A: To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: If I wish to submit a shareholder proposal for the annual meeting in 2002, what action must I take?

                        QUESTIONS AND ANSWERS (cont'd.)

A: If you wish us to consider including a shareholder proposal in the proxy statement for the annual meeting in 2002, you must submit the proposal, in writing, so that we receive it no later than December 28, 2001. The proposal must meet the requirements established by the SEC. Send your proposal to:

      John N. Nelli
      Chief Financial Officer
      Tangram Enterprise Solutions, Inc.
      11000 Regency Parkway, Suite 401
      Cary, North Carolina 27511-8504

    If you wish to present a proposal at the annual meeting in 2002 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by Tangram no later than December 28, 2001.

Q:  Who are the largest Tangram shareholders?
A: Safeguard Scientifics, Inc. beneficially owns 58.9%, Axial Technology Holding AG beneficially owns 14.4%, Steven F. Kuekes beneficially owns 6.1%, and all directors and executive officers as a group beneficially own 7.4% of our outstanding common stock, assuming the conversion of our series F preferred stock. At April 20, 2001, no other shareholder owned more than 5% of our common stock.

                             ELECTION OF DIRECTORS
                            Item 1 on the Proxy Card

Directors are elected annually and serve a one-year term. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected, or until his successor is elected and qualified. You will find detailed information on each nominee below. If any director is unable to stand for election after distribution of this proxy statement, the board may reduce its size.

The board recommends a vote FOR each nominee. The eight nominees who receive the highest number of affirmative votes will be elected as directors.

JOHN F. OWENS                                               Director since 1992
Age 60

Mr. Owens was appointed chairman of our board in December 1999. Mr. Owens is president of Solo Systems, Inc., a management consulting firm, and president of Implementation and Consulting Services, Inc., a systems software services company.

NORMAN L. PHELPS                                            Director since 2000
Age 63

Mr. Phelps has served as our president and chief executive officer since December 31, 1999. Prior to joining us, Mr. Phelps held the position of chief information officer at Blue Cross & Blue Shield of North Carolina, a health insurance company, from June 1995 to September 1999. Prior to that, he was chief executive officer of National Liberty Corp., a personal insurance company. Previously, Mr. Phelps served as executive vice president of Colonial Penn Group based in Philadelphia, Pennsylvania and also served as president of the Colonial Penn Group Information Systems Data Corporation.

STEVEN F. KUEKES                                            Director since 1993
Age 42

Mr. Kuekes has served as our senior vice president and chief technology officer since October 1993.

THOMAS R. BROWN                                             Director since 2001
Age 54

Mr. Brown has served as chief executive officer of the Axial Finance group of companies since its formation in 1987. Axial is a Swiss-based international set of companies focused on financing in the high-tech sector in Europe and Southern Africa. Mr. Brown is also a director of Axial Technology Holding AG, a Swiss-based technology investment company, and a director of Axiam Holdings Limited, a South African-based financial services company.

                        ELECTION OF DIRECTORS (cont'd.)
                            Item 1 on the Proxy Card

JAMES A. OUNSWORTH                                          Director since 1999
Age 58

Mr. Ounsworth has served as vice president, secretary and general counsel of Safeguard Scientifics, Inc. since December 1991, and as a senior vice president, secretary and general counsel from November 1995 until November 2000. Safeguard is a leader in developing and operating premier Internet infrastructure companies. Mr. Ounsworth presently works with Safeguard and consults with other business entities. Mr. Ounsworth is a director of Owosso Corporation.

CARL G. SEMPIER                                             Director since 1992
Age 69

Mr. Sempier is a business consultant.

CARL WILSON                                                 Director since 1995
Age 54

Mr. Wilson has served as executive vice president and chief information officer of Marriott International, an international hospitality company, since April 1997. Prior to that Mr. Wilson served as vice president-information resources of Georgia-Pacific Corporation, a diversified forest products company, from December 1992 to March 1997.

STEVEN R. ZODTNER                                           Director since 2001
Age 44

Mr. Zodtner has served as vice president of operations and development for Safeguard Scientifics, Inc., a leader in developing and operating premier Internet infrastructure companies, since February 2000. Prior to that Mr. Zodtner served as Managing Partner of aligne, Inc, a management and IT strategy consulting firm, from November 1996 to February 2000. Before co-founding aligne, Inc., Mr. Zodtner served as vice president of information systems with Independence Blue Cross based in Philadelphia, Pennsylvania.

                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION

Meetings of the Board: The board of directors held 11 meetings in 2000. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the board and all committees of the board on which he served during the period in which he served as a director.

Annual and Meeting Attendance Fees: Directors who are employees of Tangram, Safeguard or Axial receive no compensation other than their normal salary for serving on the board or its committees. Directors who are not employees of Tangram, Safeguard or Axial receive:

 . $1,000 for each board meeting attended, . $500 for each committee meeting attended, . $500 for each telephonic meeting attended, and . reimbursement of out-of-pocket expenses.

Stock Options: Directors who are not employees of Tangram, Safeguard or Axial receive:

 .  a stock option to purchase 10,000 shares of our common stock upon initial election to the board, and
 . service grants to purchase 2,000 shares of our common stock every two years after election to the board.

Directors' initial options have a 10-year term and vest in four equal annual amounts starting on the first anniversary of the grant date. Service grants have a 10-year term and vest in two equal annual amounts starting on the anniversary of the grant date. The exercise price is equal to the fair market value of our common stock on the date of grant. The maximum number of shares subject to option grants for any individual director is 20,000.

In October 2000, Mr. Owens received a grant to purchase 2,000 shares at an exercise price of $0.88 per share. In November 2000, Mr. Sempier received a grant to purchase 2,000 shares at an exercise price of $0.75 per share.

                       BOARD COMMITTEE MEMBERSHIP ROSTER

                                  Audit         Compensation       Executive
----------------------------------------------------------------------------
Meetings held in 2000               3                4                 0
----------------------------------------------------------------------------
John F. Owens                       x                x                 x*
----------------------------------------------------------------------------
James A. Ounsworth                                   x
----------------------------------------------------------------------------
Carl G. Sempier                     x*
----------------------------------------------------------------------------
Carl Wilson                         x                x*                x
----------------------------------------------------------------------------

* Chairperson


Audit Committee: recommends the hiring and retention of our independent certified public accountants, discusses the scope and results of our audit with the independent certified public accountants, reviews with management and the independent certified public accountants the interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures and reviews the non-audit services to be performed by the independent certified public accountants.

Compensation Committee: reviews and approves management's recommendations for compensation paid to executive officers and administers our stock option plans.

Executive Committee: acts upon all matters with respect to the management of our business and affairs, except that its authority to authorize transactions is limited to a maximum of $5,000,000 in the aggregate between board meetings.


                 PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION
              AND TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                            Item 2 on the Proxy Card


Introduction

The Board of Directors of the Company has unanimously approved a proposal (the "Reverse Split Proposal") to amend the Company's Articles of Incorporation, as amended (the "Articles"), to effect a one-for-four reverse stock split of the Company's outstanding common stock, subject to the approval by the shareholders of the Company. The Reverse Split Proposal provides for the combination and reclassification of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock on the basis of one new share of common stock for each four shares of common stock previously issued and outstanding (the "Reverse Split"). Except as may result from the payment of cash for fractional shares as described below, each shareholder will hold the same percentage of common stock outstanding immediately following the Reverse Split as each shareholder did immediately prior to the Reverse Split. If approved by the shareholders of the Company as provided herein, the Reverse Split will be effected by an amendment to the Company's Articles in substantially the form attached to this Proxy Statement as Appendix I (the "Reverse Split Amendment"), and will
                        ----------
become effective at the effective time specified in the Reverse Split Amendment (the "Effective Time") after the Company files the Reverse Split Amendment with the Department of State of the Commonwealth of Pennsylvania (the "DSCP"). The following discussion is qualified in its entirety by the full text of the Reverse Split Amendment, which is incorporated herein by reference.

At the Effective Time, each share of common stock issued and outstanding at such time will automatically be reclassified and converted into one-fourth of a share of common stock. Fractional shares of common stock will not be issued as a result of the Reverse Split. Shareholders entitled to receive a fractional share of common stock as a consequence of the Reverse Split will, instead, receive from the Company a cash payment in U.S. dollars equal to such fraction multiplied by four times the average of the closing bid and ask prices per share of the common stock as quoted on The Nasdaq SmallCap Market for the 10 trading days immediately preceding the Effective Time.

We expect that, if the shareholders at the Annual Meeting approve the Reverse Split Proposal, the Reverse Split Amendment will be filed promptly. However, notwithstanding approval of the Reverse Split Proposal by our shareholders, we may elect not to file, or to delay the filing of, the Reverse Split Amendment, if we determine that filing the Reverse Split Amendment would not be in the best interest of our shareholders at such time. Factors leading to such a determination could include, without limitation, any possible effect on The Nasdaq SmallCap Market listing or future securities offerings.

Purpose of Reverse Split

Our shares of common stock are listed and trade on The Nasdaq SmallCap Market. On September 13, 2000, The Nasdaq Stock Market ("Nasdaq") advised us that we were no longer in compliance with the minimum $2 million net tangible assets requirement for The Nasdaq SmallCap Market and requested that we provide a plan to regain and maintain compliance with this requirement. On December 28, 2000, Nasdaq advised us that it may delist our common stock from trading on or about March 28, 2001, if the minimum bid price of our common stock did not equal or exceed $1.00 for a minimum of 10 consecutive trading days. On February 9, 2001, Nasdaq advised us that based on materials we had supplied to Nasdaq and on subsequent conversations with us, Nasdaq had determined to delist our common stock from The Nasdaq SmallCap Market at the opening of business on February 20, 2001. On February 16, 2001, we requested a hearing based solely on written submissions to appeal Nasdaq's decision to delist our common stock from trading on The Nasdaq SmallCap Market. On February 21, 2001, Nasdaq advised us that a hearing by written submission would be held before the Nasdaq Listing Qualifications Panel on Friday, March 30, 2001, at which we must (i) demonstrate our compliance with the net tangible asset requirements and (ii) address our compliance or plan to regain compliance with the $1.00 minimum bid price requirement. We submitted our responses to Nasdaq on March 5, 2001, and the hearing was held on March 30, 2001. We believed our common stock satisfied the net tangible asset requirements as a result of our recent debt restructuring and subsequent purchase of the technology of Wyzdom from Axial Technology Holding AG. On April 12, 2001 we were notified by the Nasdaq of their determination that we were in compliance with the $2 million net tangible asset requirement. While we failed to meet the $1.00 minimum bid price requirement for continued listing on The Nasdaq SmallCap Market, we were granted a temporary exception from this standard subject to our meeting certain conditions. On or before May 1, 2001, we must file a proxy statement with the Securities and Exchange Commission and Nasdaq evidencing our intent to seek shareholder approval for the implementation of a reverse stock split. Thereafter, on or before June 15, 2001, we must demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. In order to fully comply with the terms of this exception, we must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. The exception will expire on June 15, 2001. In the event we are deemed to have met the terms of the exception, we shall continue to be listed on The Nasdaq SmallCap Market. For the duration of the exception period, Tangram's Nasdaq symbol will be "TESIC".

In order to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq SmallCap Market, we have advised Nasdaq that we intend to undertake the Reverse Split. We believe the Reverse Split may improve the likelihood that we will be able to maintain our listing on The Nasdaq SmallCap Market.

If our common stock is delisted from The Nasdaq SmallCap Market, trading, if any, of our common stock would thereafter have to be conducted in the over-the-counter market. In such an event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock were to be delisted from trading on The Nasdaq SmallCap Market and the trading price of the common stock were to remain below $5.00 per share, trading in our common stock may also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq and non-national exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of investors to trade our common stock. We believe that, if the Reverse Split is approved, the Company will avoid being delisted from The Nasdaq SmallCap Market although it will still need to comply with The Nasdaq SmallCap Market continued listing requirements.

Even though a reverse stock split, by itself, does not impact a company's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a company's equity capital. We, however, believe that this risk is offset by the prospect that the Reverse Split will improve the likelihood that the Company will be able to maintain its listing on The Nasdaq SmallCap Market and thereby make an investment in the common stock more attractive for certain investors. There can be no assurance, however, that approval of the Reverse Split will succeed in raising the bid price of our common stock or that The Nasdaq SmallCap Market would not delist our common stock for other reasons in the future.

We believe that the implementation of the proposed Reverse Split will improve the marketability and liquidity of our common stock. Many brokerage firms are reluctant to recommend lower price stocks for their clients and the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower price stocks. Also, the brokerage commission on the purchase or sale of a stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher per share price, to the detriment of our shareholders and the market for our common stock. We believe that these issues will be addressed by the increase in the price per share of our common stock that is expected to occur as a result of the proposed Reverse Split and the consequent reduction in the number of common stock outstanding.

For the above reasons, we believe that the Reverse Split is in the best interests of the Company and our shareholders. There can be no assurance, however, that the market price of our common stock after the Reverse Split will be equal to the market price before the Reverse Split multiplied by the split number, or that the market price following the Reverse Split will either exceed or remain in excess of the current market price.

Implementation Of The Reverse Split

Pursuant to the Reverse Split each holder of four shares of our common stock, par value $0.01 per share (the "Old Common Stock"), immediately prior to the effectiveness of the Reverse Split would become the holder of one share of common stock, par value $0.01 per share (the "New Common Stock").

The Reverse Split will become effective at the Effective Time specified in the Reverse Split Amendment after we file the Reverse Split Amendment with the DSCP. If the Reverse Split is approved by the shareholders, we intend to cause the Reverse Split Amendment to be filed as soon as practicable after the date of the meeting. However, notwithstanding approval of the Reverse Split Proposal by our shareholders, we may elect not to file, or to delay the filing of, the Reverse Split Amendment, if we determine that filing the Reverse Split Amendment would not be in the best interest of our shareholders at such time. Upon the effectiveness of the proposed Reverse Split Amendment, Article 5 of the Company's Articles would be amended substantially as set forth in Appendix I
                                                                  ----------
hereto.

Effects Of The Reverse Split

Our common stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Act. The Reverse Split will not affect the registration of our common stock under the Exchange Act and we have no present intention of terminating our registration under the Exchange Act in order to become a "private" company.

The Reverse Split will decrease the number of issued and outstanding shares of common stock; however, the rights and preferences of the shares of our common stock prior and subsequent to the Reverse Split will remain the same. The Reverse Split will not affect the number of authorized shares of common stock. Accordingly, the Reverse Split will have the effect of creating additional authorized and unreserved shares of our common stock. We have no current plans to issue such shares; however, we may use such shares for general corporate purposes.

The Reverse Split may result in some of our shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

We are presently authorized to issue a maximum of 48,000,000 shares of common stock. As a result of the Reverse Split, the approximately 19,405,548 shares of common stock outstanding on April 20, 2001, will become approximately 4,851,387 shares of common stock and any other shares issued prior to the Effective Time will be similarly adjusted. The per share par value of the common stock will not change as a result of the Reverse Split. No fractional shares will be issued upon the Reverse Split. In lieu thereof, we will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest as described herein. In addition, at the Effective Time each option to purchase common stock and any other convertible security outstanding on the Effective Time will be adjusted so that the number of shares of common stock issuable upon their exercise shall be divided by four (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option shall be multiplied by four. Outstanding options will be rounded to the nearest whole share, and no cash payment will be made in respect of any fractional shares.

The shares of common stock issuable upon approval of the Reverse Split Amendment will be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of common stock will not be affected substantively by adoption of the Reverse Split Amendment or implementation of the Reverse Split.

Exchange of Stock Certificates

Upon the effectiveness of the Reverse Split Amendment, the Reverse Split will occur without any further action on the part of our shareholders and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a consequence of the Reverse Split. As soon as practicable after the Effective Time of the Reverse Split, transmittal letters will be mailed to each record holder of our common stock as of the Effective Time to be used in forwarding their certificates for surrender and exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a result of the Reverse Split. After receipt of such transmittal letter, each shareholder should surrender the stock certificates issued prior to the Reverse Split and such shareholder will receive in exchange therefor certificates representing the whole number of shares of New Common Stock to which he or she is entitled and any cash which may be payable in lieu of any fractional share. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a transmittal letter.

After the Effective Time of the Reverse Split, each certificate representing shares of Old Common Stock will, until surrendered and exchanged as provided above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of New Common Stock, and the right to receive from us the amount of cash for any fractional shares, into which the shares evidenced by such certificate have been converted.

No service charges will be payable by holders of shares of common stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

Fractional Shares

No fractional shares of New Common Stock will be issued in connection with the Reverse Split. Instead, holders of the Old Common Stock who would otherwise be entitled to receive fractional shares of the New Common Stock because they hold a number of share of Old Common Stock not evenly divisible by four will be entitled to receive from the Company a cash payment equal to the fair market value, as determined by our Board of Directors, of any fractional shares of New Common Stock resulting from the Reverse Split. The fair market value shall be based on the average of the closing bid and ask prices for the Old Common Stock as quoted on The Nasdaq SmallCap Market on each of the 10 trading days preceding the date on which the Reverse Split becomes effective. The funds required to purchase fractional shares resulting from the Reverse Split will be paid from our current cash funds. It is not expected that the amount necessary to effect the cancellation of fractional shares will be material.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of the material federal income tax consequences of the Reverse Split to a shareholder and is for general information purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of the Reverse Split in light of their individual circumstances.

The change of the Old Common Stock into the New Common Stock should not have material federal income tax consequences to our shareholders. The change of the Old Common Stock into the New Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share. The aggregate basis of the shares of New Common Stock, including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the Old Common Stock held by the shareholder. A shareholder's holding period for shares of New Common Stock will include the holding period for shares of Old Common Stock held by the shareholder if they are held as a capital asset at the effective time of the Reverse Stock Split.

Each shareholder should consult with the shareholder's own tax advisor about the tax consequences of the reverse split in light of the shareholder's particular circumstances, including the application of any federal, state, local or foreign tax law.

Accounting Effects of the Reverse Split

Following the Effective Time, the par value of our common stock will remain at $0.01 per share. As a result, the Company's stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Shareholders' equity will remain unchanged.

No Dissenter's Rights

Under Pennsylvania law, shareholders are not entitled to dissenter's rights with respect to the proposed Reverse Split Amendment to the Articles to effect the Reverse Split.

Miscellaneous

The Board of Directors may abandon the Reverse Split at any time before or after the Special Meeting and prior to the filing of the Reverse Split Amendment to the Articles related thereto with the DSCP if for any reason the Board of Directors deems it advisable to do so.

Approval Required

Approval of the one-for-four reverse stock split requires two shareholder votes. First, the affirmative vote of a majority of the outstanding shares of the series F preferred stock, and second, the affirmative vote of a majority of the outstanding shares of our common stock and series F preferred stock (on an as-converted basis), present in person or by proxy at the annual meeting, voting together as a single voting group, is required to approve the Reverse Split Proposal. Safeguard Scientifics, Inc., the holder of all 3,000 shares of series F preferred stock and 10,816,604 shares of our common stock, has entered into a Voting Agreement with us with respect to all of its shares of common stock and series F preferred stock. Pursuant to the terms of the Voting Agreement, Safeguard has agreed to vote all of its shares of series F preferred stock and common stock in favor of the Reverse Split Proposal. Safeguard owns 100% of the outstanding series F preferred stock and 58.9% of our outstanding common stock (assuming the conversion of the series F preferred stock). In addition, Axial Technology Holding AG, the holder of 3,000,000 shares of our common stock, entered into a Voting Agreement and Irrevocable Proxy with us with respect to all of its shares of common stock. Pursuant to the terms of the Voting Agreement and Irrevocable Proxy, Axial has agreed to vote, and has granted us an irrevocable proxy to vote, all of its shares of common stock in favor of the Reverse Split Proposal. Axial owns 14.4% of our outstanding common stock (assuming the conversion of the series F preferred stock). Because Safeguard owns 100% of our outstanding series F preferred stock and because Safeguard and Axial own, in the aggregate, 73.3% of our outstanding common stock (assuming the conversion of our series F preferred stock) and have agreed to vote in favor of the Reverse Split Proposal, we have the requisite shareholder votes to approve the Reverse Split Proposal.

All abstentions or "broker non-votes" (i.e., shares of common stock held by a broker or nominee not empowered to vote on a particular proposal) shall be counted for purposes of determining the presence or absence of a quorum, but such abstentions and "broker non-votes" shall not be counted for purposes of determining the number of votes cast with respect to the proposal. Accordingly, votes to "ABSTAIN" and votes "AGAINST" the proposal will have the same effect in determining whether the proposal is approved. If a broker or other record holder indicates on a Proxy Form that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Under the New York Stock Exchange Rules, which govern brokers, brokers will not have discretionary voting authority to vote on the Reverse Split Proposal and may not vote for the Reverse Split Proposal without receiving instructions from the beneficial owners of the shares of common stock. Therefore, votes that are withheld and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal.

The board unanimously recommends a vote FOR approval of the proposed Reverse Split Amendment to the Articles effecting the Reverse Split.

                STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND GREATER
                        THAN 5% SHAREHOLDERS AS OF APRIL 20, 2001

                                          Shares Beneficially      Options Exercisable     Shares Beneficially
               Name                              Owned               Within 60 Days      Owned Assuming Exercise  Percent of
                                                                                                of Options          Shares
----------------------------------------------------------------------------------------------------------------------------
Safeguard Scientifics, Inc. (1)                12,316,604                      0                12,316,604             58.9%
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
---------------------------------------------------------------------------------------------------------------------------
Axial Technology Holding AG                     3,000,000                      0                 3,000,000             14.4%
Blickensdorferstrasse 2
6312 Steinhausen, Switzerland
---------------------------------------------------------------------------------------------------------------------------
John F. Owens                                           0                 16,000                    16,000                *
---------------------------------------------------------------------------------------------------------------------------
Norman L. Phelps                                   10,000                 25,000                    35,000                *
---------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes                                  939,727                360,000                 1,299,727              6.1%
---------------------------------------------------------------------------------------------------------------------------
Thomas R. Brown                                         0                      0                         0                *
---------------------------------------------------------------------------------------------------------------------------
James A. Ounsworth                                      0                      0                         0                *
---------------------------------------------------------------------------------------------------------------------------
Carl G. Sempier                                         0                 16,000                    16,000                *
---------------------------------------------------------------------------------------------------------------------------
Carl Wilson                                             0                 13,000                    13,000                *
---------------------------------------------------------------------------------------------------------------------------
Steven R. Zodtner                                       0                      0                         0                *
---------------------------------------------------------------------------------------------------------------------------
Ronald R. Nabors                                    2,500                 18,750                    21,250                *
---------------------------------------------------------------------------------------------------------------------------
John N. Nelli                                       2,000                112,500                   114,500                *
---------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn (2)                                      10                      0                        10                *
---------------------------------------------------------------------------------------------------------------------------
Scott L. Jaffe (3)                                      0                 70,000                    70,000                *
---------------------------------------------------------------------------------------------------------------------------
Executive officers and directors
 as a group (12 persons)                          954,237                631,250                 1,585,487              7.4%
---------------------------------------------------------------------------------------------------------------------------

*    Less than 1% of our outstanding shares of common stock

     Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as otherwise disclosed.

(1) Safeguard Scientifics, Inc. includes 10,816,604 shares held by Safeguard Scientifics (Delaware), Inc. and 3,000 Series F preferred shares held by Safeguard Delaware, Inc., both are wholly owned subsidiaries of Safeguard Scientifics, Inc. The Series F preferred shares are convertible into 1,500,000 shares of common stock, which are included in this table on an as-converted basis. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its line of credit.

(2) Ms. Dunn resigned as senior vice president, legal effective February 2, 2000 and terminated her employment as of June 30, 2000.

(3) Mr. Jaffe's employment as a senior vice president of worldwide sales and sales operations was terminated on September 30, 2000.

Shares Owned by Directors and Officers in Safeguard Scientifics, Inc.: Safeguard Scientifics, Inc. is the parent corporation of Tangram as Safeguard owns 58.9% of our outstanding common stock (assuming the conversion of the series F preferred stock). As of April 20, 2001, executive officers and directors as a group beneficially owned less than 1% of Safeguard stock.

Section 16(a) Beneficial Ownership Reporting Compliance: Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the SEC and Nasdaq. Directors, officers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all
Section 16(a) forms they file. Based solely upon a review of the copies of the forms and information furnished to us, we believe that during the 2000 fiscal year all filing requirements applicable to our directors, officers and greater than 10% beneficial owners were satisfied.

                            STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on our common stock for the period from December 31, 1995, through December 31, 2000, with the cumulative total return on the Nasdaq Composite Index and the peer group index for the same period. The peer group consists of SIC Code 737--Computer Programming and Data Processing Services. The comparison assumes that $100 was invested in our common stock on December 31, 1995, and in each of the comparison indices, and assumes reinvestment of dividends. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

                             [GRAPH APPEARS HERE]

                    COMPARISON OF CUMULATIVE TOTAL RETURNS
                     AMONG TANGRAM, NASDAQ AND PEER GROUP

              1995        1996        1997        1998        1999       2000
             -------     -------     -------     -------    -------    -------
Tangram      $100.00     $ 480       $ 525       $ 320       $ 630      $  30
Nasdaq       $100.00     $ 124       $ 152       $ 214       $ 378      $ 238
Peer Group   $100.00     $ 126       $ 156       $ 263       $ 505      $ 267

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

Our mission is to succeed in a highly competitive business and achieve maximum returns for our shareholders by delivering proven asset management software and services that center around the tough business issues our customers grapple with every day. Tangram's mission is to provide long-term solutions and support that target real problems and will evolve with our customers' ever-changing business environments.

Our philosophy is to align the compensation of senior management and other employees with that mission and the long-term interests of our shareholders. This philosophy also helps us to:

 .    attract and retain outstanding employees who can thrive in a competitive environment of continuous change,
 .    promote among our employees the economic benefits of stock ownership, and
 .    motivate and reward employees who, by their hard work, loyalty and exceptional service, make contributions of special importance to the success of our business.
 .    Balance elements of the compensation programs to reflect our financial, customer-oriented and strategic goals.

COMPENSATION STRUCTURE

The compensation of our executives consists of:

 .    base salary,
 .    annual cash incentives, and
 .    stock options.

Base Pay

Base pay is established initially on a subjective analysis of a combination of factors, including a review of various published salary surveys, and certain other factors including experience and achievements of the individual and the level of responsibility assumed at Tangram. Salary increases for 2000 were based on the following criteria:

 .    the level of achievement of financial and strategic objectives,
 .    individual performance and contributions to the achievement of our objectives, and
 .    maintaining a compensation level consistent with small high-tech, high growth companies with less than $30,000,000 in revenues.

CEO's 2000 base pay. Mr. Phelps joined us in December 1999 as President and CEO. As part of his employment agreement, the committee approved a compensation package for Mr. Phelps for 2000, which included a base salary of $250,000 and a cash incentive of 50% of his base salary.

Other highly compensated executives' 2000 base pay. Base pay for other executives was determined by subjective consideration of the factors discussed above and individual performance for each executive. Salary increases for our other highly compensated executives for 2000 were based on their individual performance and contributions to the achievement of our objectives.

Annual Cash Incentives

Annual cash incentives are intended to create an incentive for executives who significantly contribute to and influence our strategic plans and are responsible for our performance. Our primary objectives are to:

 .    focus executives' attention on revenue growth, profitability and asset management,
 .    encourage teamwork, and

 .    tie executives' pay to corporate performance goals consistent with long-
     term goals of our shareholders.

Incentives are awarded based on achievement of annual financial and/or strategic goals approved by the committee at the beginning of the year, which goals may include target ranges of:

 .    revenues,
 .    pretax earnings,
 .    earnings per share,
 .    cash management, or
 .    some other objective measurement consistent with long-term goals of our shareholders.

The committee determines a range of potential incentive amounts for each executive, stated as a percentage of base salary, and based upon the executive's ability to impact our performance. Incentives are awarded at year-end based on the level of achievement of the goals compared to the target ranges established. The committee in its discretion may decide to give excess awards if our performance exceeds its financial objectives.

CEO's 2000 cash incentive. For 2000, Mr. Phelps was eligible for a cash incentive of 50% of his base salary. The cash incentive was based two-thirds on the achievement of specific financial goals and one-third on the achievement of specific personal goals determined by the committee. The committee approved a cash bonus of $45,000 equal to approximately 36% of his target bonus.

Other highly compensated executives' 2000 cash incentives. Targets were determined for each of Mr. Kuekes and Mr. Nelli based on specific financial and personal goals determined by the committee. For 2000, Mr. Kuekes was awarded a cash incentive of $14,000, or 25% of his target bonus. Mr. Nelli was awarded a cash incentive of $47,667, or 51% of his target bonus.

Stock Options

Stock options are intended to align the interests of executives and key employees with the long-term interests of our shareholders and other investors and to encourage executives and key employees to remain in our employ. Grants are not made every year, but are awarded subjectively based on the following factors, including:

 .    the individual's level of responsibility
 .    the amount and term of options already held by the individual.
 .    the individual's contribution to the achievement of our financial and strategic objectives, which may include:

     .    reaching target levels of operating results,
     .    developing new products, and
     .    identifying and expanding existing market share and penetration.

Grants may be replaced to assist eligible employees in acquiring and retaining our stock. This program allows participants to receive a replacement option by certifying that:

 .    the participant's stock ownership exceeds his or her ownership goal, or

 .    the participant is working toward achieving his or her ownership goal and has not sold and does not intend to sell more than 30% of the total number of shares acquired through exercise of options.

2000 Stock Option Awards. The committee granted stock options to Mr. Nelli for 50,000 shares at an exercise price of $8.00 per share and to Mr. Nabors upon his joining Tangram, 75,000 shares at an exercise price of $1.88 per share.

IRS Limits on Deductibility of Compensation.

We are aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any of the individuals named in the compensation tables that is not "performance based" as defined in section 162(m). Our policy is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternative approach.


Submitted by the compensation committee:

Carl Wilson, Chairman
John F. Owens
James A. Ounsworth

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Mr. Wilson, Mr. Ounsworth and Mr. Owens. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our board.

                  EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

               2000 Annual Compensation for the Top Six Officers


                                                                             Long-Term Compensation
                                               Annual Compensation                   Awards
                                     --------------------------------------------------------------
                                                              Other Annual         Securities
                                                              Compensation         Underlying              All Other
Name and Principal Position      Year   Salary ($)  Bonus ($)    ($)(4)          Options/SARS (#)     Compensation ($)(5)
-------------------------------------------------------------------------------------------------------------------------
Norman L. Phelps, President      2000   $250,000    $45,000       --                       --              $  7,230
 and Chief Executive Officer     1999         --         --       --                  100,000                    --
-------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes, Senior Vice    2000   $160,000    $14,000       --                       --              $  7,448
 President and Chief             1999    150,000     17,500       --                       --                29,543
 Technology Officer              1998    136,250     37,579       --                       --                19,491
-------------------------------------------------------------------------------------------------------------------------
Ronald R. Nabors,                2000   $ 80,238   $  --          --                   75,000              $    288
Senior Vice President of
 Worldwide Sales and Customer
 Care (1)
-------------------------------------------------------------------------------------------------------------------------
John N. Nelli,                   2000   $170,000    $47,667       --                   50,000              $  5,575
Senior Vice President and        1999    160,000     21,333       --                       --                   405
 Chief Financial Officer         1998    127,917     31,444       --                   50,000                   332
-------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn, Former Senior     2000   $ 50,348   $  --          --                       --              $101,359
 Vice President, Legal (2)       1999    120,000      8,000       --                       --                20,516
                                 1998    120,000     37,769       --                       --                20,386
-------------------------------------------------------------------------------------------------------------------------
Scott L. Jaffe,                  2000   $139,972   $  --          --                   40,000              $150,542
Former Senior Vice President
 of Worldwide Sales and Sales
 Operations (3)
-------------------------------------------------------------------------------------------------------------------------

Notes to Annual Compensation Table:

(1) Mr. Nabors joined us as senior vice president of worldwide sales and customer care on August 8, 2000.
(2) Ms. Dunn resigned as senior vice president, legal effective February 2, 2000 and terminated her employment as of June 30, 2000.
(3) Mr. Jaffe's employment as a senior vice president of worldwide sales and sales operations was terminated on September 30, 2000.
(4) Personal benefits do not exceed $50,000 or 10% of the total annual salary and bonus for any executive.
(5)  For 2000, all other compensation includes the following:

                        Other            Company Match        Life Insurance
   Name             Compensation*  Defined Contribution Plan  Premiums Paid
------------------- -------------  -------------------------  --------------
Norman L. Phelps      $      0             $5,250                 $1,980
Steven F. Kuekes             0              5,250                  2,198
Ronald R. Nabors             0                  0                    288
John N. Nelli                0              5,250                    325
Nancy M. Dunn           96,660              1,473                  3,226
Scott L. Jaffe         145,000              5,250                    292

* Represents obligation due under Ms. Dunn and Mr. Jaffe's severance and non-competition agreements.

                            2000 Stock Option Grants

The following table relates to options to acquire our common stock, unless otherwise noted in the footnotes.

                                                                                                    Potential Realizable Value
                                                                                              At Assumed Annual Rates Of Stock Price
                                 Individual Grants                                                         Appreciation
                                                                                                        For Option Term(1)
-----------------------------------------------------------------------------------------------------------------------------------
                          Number of             % of Total
                          Securities             Options/
                          Underlying               SARS
                           Options/             Granted To       Exercise Or
                             SARs              Employees In      Base Price    Expiration
Name                    Granted (#)(2)         Fiscal Year        ($/Sh)(3)       Date                 5%  ($)              10%  ($)
-----------------------------------------------------------------------------------------------------------------------------------
Norman L. Phelps               --                   --                 --             --              $     --            $       --
------------------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes               --                   --                 --             --                    --                    --
------------------------------------------------------------------------------------------------------------------------------------
Ronald R. Nabors           75,000                 17.9%             $1.88        8/09/10               229,500               366,000
------------------------------------------------------------------------------------------------------------------------------------
John N. Nelli              50,000                 11.9%             $8.00        2/11/10               651,500             1,037,500
------------------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn                  --                   --                 --             --                    --                    --
------------------------------------------------------------------------------------------------------------------------------------
Scott L. Jaffe             40,000                  9.5%             $8.00        2/11/10               521,200               830,000
------------------------------------------------------------------------------------------------------------------------------------

(1) These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of future stock price growth of Tangram. Executives will not benefit unless the common stock price increases above the stock option exercise price. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing to $3.06 and $4.88, respectively, with respect to Mr. Nabors' option grant and $13.03 and $20.75, respectively, with respect to Messrs. Nelli's and Jaffe's option grants.

(2) All options are to acquire common stock and have a term of 10 years. The first 25% of Mr. Nabors' options vest immediately and 25% will vest on the first, second, and third anniversaries of the date of grant. Messrs. Nelli's and Jaffe's options vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. Options continue to vest and remain exercisable so long as Messrs. Nabors, Nelli and Jaffe are employed by us. The option exercise price may be paid in cash, by delivery of previously acquired shares (under certain conditions), or same-day sales (that is, cashless exercises). The compensation committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date.

(3) All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.

          2000 Stock Option Exercises and Year-End Stock Option Values


                                                                Number Of Securities Underlying
                                                                          Unexercised                   Value Of Unexercised
                                                                         Options/SARs                In-The-Money Options/SARs
                             Shares                                 At Fiscal Year-End (#)           At Fiscal Year-End ($)(1)
                          Acquired On
          Name            Exercise (#)  Value Realized ($)     Exercisable  Unexercisable            Exercisable  Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Norman L. Phelps               --           $      --            25,000        115,000                 $  --          $  --
-----------------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes               --                  --           360,000             --                    --             --
-----------------------------------------------------------------------------------------------------------------------------------
Ronald R. Nabors               --                  --            18,750         56,250                    --             --
-----------------------------------------------------------------------------------------------------------------------------------
John N. Nelli                  --                  --           112,500         62,500                    --             --
-----------------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn              90,000             202,394                --             --                    --             --
-----------------------------------------------------------------------------------------------------------------------------------
Scott L. Jaffe                 --                  --            70,000         70,000                    --             --
-----------------------------------------------------------------------------------------------------------------------------------

(1) Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to an option. The year-end stock price used was $0.38 for each share of our common stock.

Employment Contracts; Severance and Change-in-Control Arrangements

We have entered into severance agreements with Messrs. Phelps and Nelli that provide for their employment as executive officers until their employment relationships are terminated under certain conditions. As part of their agreements, if employment is terminated without cause, or if we demote either Messrs. Phelps or Nelli or reduce their salaries or benefits below their current levels, each executive officer will be entitled to continuation of their salary and welfare benefits for up to one year. Messrs. Phelps and Nelli have agreed not to compete with Tangram for one year after their voluntary termination of employment, and if their employment is terminated for any reason other than due cause, for the same period of time for which they receive compensation. Under certain conditions, in the event of a change in control, Messrs. Phelps or Nelli may voluntarily choose to leave within six months following a change in control event and be entitled to receive, in lump sum payment, all payments due to them as if they were terminated without cause. Additionally, all unvested stock options held by Messrs. Phelps or Nelli to purchase shares of Tangram will be vested.

We have entered into a change in control agreement with Mr. Nabors that provides him protection under certain conditions in the event of a change in control. Within six months following a change in control event, if Mr. Nabors' employment is terminated without cause, or if his base salary is reduced by more than 30% of his then current level, Mr. Nabors may voluntarily chose to leave and be entitled to continuation of his salary and welfare benefits for up to one year. Additionally, all unvested stock options held by Mr. Nabors to purchase shares of Tangram will be vested.

In October 1993, we entered into severance and non-competition agreements with Mr. Kuekes and Ms. Dunn that provide for continued health and dental benefits for up to one year and severance payments equal to one year of their respective base salaries upon termination of employment for any reason other than cause or voluntary termination. We may, at our discretion, provide these benefits upon termination for cause or voluntary termination. Mr. Kuekes and Ms. Dunn have agreed to refrain from competing for one year after termination during which time severance payments and health benefits would continue to be paid.

On June 30, 2000, Ms. Dunn voluntarily resigned and the board exercised its option to grant the benefits provided under the severance and non-competition agreement with Ms. Dunn.

In September 2000, we terminated the employment of Mr. Jaffe as senior vice president of worldwide sales and sales operations. As part of his employment agreement, we are obligated to provide Mr. Jaffe health and dental benefits for up to one year and continuation of Mr. Jaffe's 2000 base salary through September 9, 2001.

Relationships and Related Transactions with Management and Others

We have an unsecured revolving line of credit with Safeguard of up to $3,000,000. The loan is evidenced by a promissory note which bears interest at an annual rate of the prime rate plus 1%. The principal amount is due and payable thirteen months after the date of demand by Safeguard or earlier in the case of a sale of substantially all our assets, a business combination or upon the closing of a debt or equity offering. Interest is payable monthly. During 2000, we paid interest costs totaling $222,000. At April 20, 2001, there were no borrowings under the line of credit with Safeguard.

In prior years, we made non-recourse, non-interest bearing loans to each of Mr. Kuekes and Ms. Dunn. These loans were secured by shares of our common stock owned by each officer which matured at various dates through April 15, 2000, or termination of their respective employment, whichever occurred first. On January 10, 2000, Mr. Kuekes and Ms. Dunn retired their outstanding loans of $250,000 and $246,500, respectively, by surrendering 25,932 and 25,569 shares of common stock, respectively. The number of shares surrendered was determined based on the current market price of our common stock as reflected by the average of the high and low prices for that day.

The Company has transactions in the normal course of business with Safeguard or affiliated companies. Up until May, 2000, we were party to an administrative support agreement with Safeguard under which we paid Safeguard a fee equal to 1/4 of 1% of net sales, up to a maximum of $200,000 annually, including reimbursement of certain out-of-pocket expenses incurred by Safeguard. The administrative support services included consultation regarding our general management, investor relations, financial management, certain legal services, insurance programs administration, and tax research and planning, but did not cover extraordinary services or services that were contracted out. We paid $71,000 to Safeguard during 2000. In addition, during 2000, the Company incurred consulting-related expenses of approximately $261,200 from affiliates of Safeguard. We believe that the terms of these consulting-related expenses were similar to those obtainable from unrelated parties.

We employ an indirect sales force that works closely with our major resellers and partners to manage the development of our indirect channels, distribution of our product, and product implementation. CompuCom Systems, Inc. has been a reseller of our Asset Insight product since 1996. During 2000, we recognized revenue of $387,400 from CompuCom Systems, Inc. associated with their purchase and resale of the product and related implementation services and annual maintenance contracts. As of December 31, 2000, CompuCom Systems, Inc. had an outstanding receivable with us of $99,300. Safeguard is the majority shareholder of CompuCom Systems, Inc., holding approximately 60% of CompuCom's outstanding voting securities.

                        REPORT OF THE AUDIT COMMITTEE *

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three directors and operates under a written charter adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix II. The
                                                              -----------
Audit Committee recommends to the Board, subject to shareholder ratification, the selection of the Corporation's independent accountants. Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements for fiscal 2000 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP ("Ernst & Young"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS 90 (Codification of Statements on Accounting Standards). The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Ernst & Young its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000.

Audit Fees. The aggregate fees billed by the Company's independent auditors for professional services rendered in connection with the audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for fiscal year 2000, as well as the audit of the Company's 401(k) retirement plan and for the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during 2000, totaled $70,750 (excluding expenses reimbursed by the Company).

Financial Information Systems Design and Implementation Fees. No fees other than those described above under the caption "Audit Fees" were billed to the Company by the Company's independent auditors for professional services in 2000.

All Other Fees. No fees other than those described above under the caption "Audit Fees" were billed to the Company by the Company's independent auditors for professional services in 2000.

The Audit Committee has determined that the provision of non-audit services performed by Ernst & Young during the 2000 fiscal year is compatible with maintaining Ernst & Young's independence from us.

Under the rules of the NASD's listing standards, all of the members of the Audit Committee are independent.

Submitted by the Audit Committee:

Carl G. Sempier, Chairman
John F. Owens
Carl Wilson

Date:  May 7, 2001

* The foregoing report of the Audit Committee is not to be deemed "soliciting material" or deemed to be "filed" with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Independent Public Accountants
Ernst & Young LLP served as our independent public accountants in 2000. The Audit Committee is presently reviewing the performance of the independent certified public accountants and has not selected a public accountant for the fiscal year 2001. A representative of Ernst & Young is expected to be present at the annual meeting to make a statement and to answer appropriate questions from shareholders.

Annual Report On Form 10-K
We will provide without charge to each person to whom this Proxy Statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and financial statement schedules. Requests should be directed to Tangram Enterprise Solutions, Inc., 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511, Attention: Chief Financial Officer. A list of exhibits to the Form 10-K, showing the cost of each, will be delivered with the copy of the Form 10-K. Any of the exhibits will be provided upon payment of the charge noted on the list.

Other Matters
The Board is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                                                      Appendix I


                            PLAN OF RECAPITALIZATION

On March 15, 2001, the Board of Directors of Tangram Enterprise Solutions, Inc. (the "Company") adopted a resolution declaring it in the best interests of the Company and its shareholders, and the advisability of, and submitting to the shareholders of the Company for their approval, the following Plan of Recapitalization:

Amendment to Articles of Incorporation. Subject to approval by the Company's shareholders, and subject to the terms of paragraph 7 of this Plan of Recapitalization, the Company shall file Articles of Amendment ("Amendment") with the Department of State of the Commonwealth of Pennsylvania which shall amend the first paragraph of Article 5 of the Corporation's Articles of Incorporation, as amended, to read in its entirety as follows:

"Article 5. The aggregate number of shares that the Company shall have authority to issue is 50,000,000 shares, divided into two classes, one class consisting of 48,000,000 Common Shares, each of which shall have the par value of $0.01 per share, and the other class consisting of 2,000,000 Preferred Shares, each of which shall have the par value of $0.01 per share. Simultaneously with the effective date of this amendment (the "Effective Time"), each four shares of the Company's Common Shares, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Shares") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one share of the Company's outstanding Common Shares (the "New Common Shares"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Shares (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Shares into and for which the shares of the Old Common Shares formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Shares in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Shares will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any fraction of a share of New Common Shares to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by four times the average of the closing bid and ask price per Common Share as quoted on The Nasdaq SmallCap Market for the ten trading days immediately preceding the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Shares for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Shares into which and for which the shares of the Old Common Shares are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Shares" shall, after the Effective Time, refer to the "New Common Shares." The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time this Amendment is filed.

Reverse Split. Immediately upon filing the Amendment with the Department of State of the Commonwealth of Pennsylvania (the "Effective Date"), each four currently outstanding Common Shares of the Company (the "Old Common Shares") shall be converted into one post-Reverse Split fully paid and nonassessable Common Share (the "New Common Shares").

No Fractional Shares. The Company shall issue one New Common Share for each four Old Common Shares outstanding, and shall pay cash in lieu of any fraction of a share which any shareholder would otherwise receive. The price for such fractional share shall be based upon the average of the closing bid and ask price per share for the Company's Old Common Shares for the ten trading days immediately preceding the Effective Date based upon the quotations provided by The Nasdaq SmallCap Market. From and after the Effective Date, certificates representing Old Common Shares shall be deemed to represent only the right to receive New Common Shares and cash in lieu of any fractional New Common Share to which an individual shareholder would be entitled.

Exchange of Old Certificates. As soon as practicable after the Effective Date, the Company shall notify its shareholders and ask them to surrender their certificates representing Old Common Shares to the Transfer Agent so that certificates for the appropriate number of New Common Shares, and a cash payment in lieu of any fractional share, may be exchanged therefore. Until so surrendered, each four outstanding Old Common Shares shall be deemed for all corporate purposes to evidence the ownership of one New Common Share.

Stock Option Plans. The number of shares issuable under the Company's 1988 Stock Option Plan ("1988 Plan"), the 1997 Stock Option Plan For Directors ("Directors Plan") and the 1997 Equity Compensation Plan ("1997 Plan") (collectively, the "Option Plans") and the number of shares issuable upon the exercise of options outstanding at the time of the filing of the Amendment, shall be decreased in proportion to the one for four exchange ratio established by the Reverse Split, provided, however, that such outstanding options under the Option Plans shall be rounded to the nearest whole share and no cash payment shall be made in respect of any fractional shares, and the exercise price per share of such outstanding options shall be increased in proportion to such exchange ratio.

Series F Convertible Preferred Stock. The conversion rate at which shares of Series F Convertible Preferred Stock outstanding at the time of the filing of the Amendment are convertible into Common Shares shall be decreased in proportion to the one for four exchange ratio established in the Reverse Split, and the conversion price per share of such Series F Convertible Preferred Stock outstanding at the time of the filing of the Amendment shall be increased in proportion to the one for four exchange ratio established above, in accordance with the terms of such Series F Convertible Preferred Stock.

Directors May Abandon Plan. The directors are authorized to abandon the Reverse Split set forth in this Plan of Recapitalization and Amendment at any time prior to the Effective Date, whether before or after approval by the shareholders of the Corporation.

                                                                     Appendix II

                       Tangram Enterprise Solutions, Inc.
                            Audit Committee Charter

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

In meeting its responsibilities, the audit committee is expected to:

1. Provide an open avenue of communication between the independent accountant and the board of directors, as the independent accountant is ultimately accountable to the board of directors and the committee.

2.  Review and update the committee's charter annually.

3. Select and evaluate the independent accountants to be nominated, approve the compensation of the independent accountant, and if necessary, replace the independent accountants. The committee will inform the board of directors of its decisions.

4. Assess the independence of the independent accountant, including obtaining from the accountants a written statement identifying all relationships between the accountant and the Company, and discussing with the auditor any disclosed relationships that may impact objectivity and independence of the auditor, and take any other actions deemed necessary to assure the independence of the auditor.

5. Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company, and whether the independent accountants concur. Management will continue to communicate with the committee on a timely basis concerning issues which could have a material effect on the Company.

6.  Review subsidiary, if applicable, audit committee minutes annually.

7. Review the audit scope and plan of the independent accountants for the Company and major subsidiaries, if applicable.

8. Review with the independent accountants, the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.  Consider and review with the independent accountants:

    a. The adequacy of the Company's internal controls including computerized information system controls and security where applicable.

    b. Any related significant findings and recommendations of the independent accountants together with management's responses thereto, including the Company's subsidiaries.

10. Review with management and the independent accountants at the completion of the annual examination:

    a. Any significant accounting or financial reporting issues, including significant adjustments, management judgements and accounting estimates, significant new accounting policies and disagreements with management.

    b. Any significant changes in the financial statements and accounting disclosures.

    c. The independent accountant's audit of the financial statements and its report thereon.

    d. Any significant changes required in the independent accountant's audit plan.

    e. Any significant difficulties or disputes with management encountered during the course of the audit.

    f. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

11. Review Annual Report and SEC year-end filings, prior to issuance when possible, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

12. Review and discuss with management and the independent accountant, any significant accounting or financial reporting issues, including significant adjustments, management judgements and accounting estimates, significant new accounting policies and disagreements with management prior to filing interim financial reports with the SEC or other regulators.

13. [Effective January 1, 2001] Review disclosures in the Company's Annual Proxy Statement regarding the independence of Audit Committee members, and adoption of a formal written audit committee charter, and approve the audit committee charter for inclusion in the proxy statement (every 3 years).

14. [Effective January 1, 2001] Review and approve a report to be included annually in the proxy statement, which includes the following:

    a. Statement that the audit committee has reviewed and discussed the audited financial statements with management.

    b. Statement that the audit committee has discussed with the independent auditors matters covered by SAS No. 61.

    c. Statement that the audit committee has received and discussed with the auditors disclosures regarding the auditors independence.

15. Management will review policies and procedures with respect to officers' expense accounts and perquisites, including use of corporate assets and will report to the committee once a year on its findings. The audit committee also will consider the results of any review of these areas by the independent accountants.

16. Management will monitor compliance with the Company's code of conduct and report to the committee once a year.

17. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators. The Company's general counsel will meet with the committee once a year.

18. Meet with the independent accountants and management, in separate executive sessions, to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

19. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

20. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

21. The committee shall meet at least three times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

22. The committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the board of directors.

The membership of the audit committee shall consist of three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the chairman of the board of directors.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

                        [LOGO OF TANGRAM APPEARS HERE]

                        11000 Regency Parkway, Suite 401
                           Cary, North Carolina 27511
                                 (919) 653-6000
                        Toll-Free Number (800) 4TANGRAM
For more information about Tangram, please visit our website at www.tangram.com

                                 Directions to Tangram Enterprise Solutions, Inc.
------------------------------------------------------------------------------------------------------------------
From Virginia and points North on I-85
From I-85 take exit 218 onto US 1 South.  As you approach Raleigh, US 1 merges with the I-440 beltline around
Raleigh--take the entrance ramp onto the I-440 "outer" beltline and follow it and US 1 around Raleigh until
I-440 and US 1 separate.  Follow US 1 South past the Cary Parkway and take exit 98A onto Tryon Road.  Take the first right onto Regency Parkway.  When the road forks, keep right and continue to 11000 Regency Parkway,
Sterling Regency Bldg., West Wing, 4th floor.
------------------------------------------------------------------------------------------------------------------
From Virginia and points North on I-95
From I-95 take exit 138 onto US 64 West.  As you approach Raleigh, US 64 merges with the I-440 beltline around
Raleigh--take the entrance ramp onto the I-440 "inner" beltline and follow it and US 64 around Raleigh to exit
293A, exit 293A onto US 1 South.  Follow US 1 South past the Cary Parkway and take exit 98A onto Tryon Road.
Take the first right onto Regency Parkway.  When the road forks, keep right and continue to 11000 Regency
Parkway, Sterling Regency Bldg., West Wing, 4th floor.

(Note: an alternate "all interstate" route is to continue South on I-95 and take exit 81 onto I-40 West toward
Raleigh, NC, then use the instructions for I-40 below.)
------------------------------------------------------------------------------------------------------------------
From Charlotte, NC, and points South on I-85         From South Carolina and points South on I-95

Follow I-85 North and merge with I-40 East in        From I-95 take exit 81 (near Benson, NC) onto I-40 West
Greensboro, NC, then use the instructions for        toward Raleigh, NC, then use the instructions for I-40 below.
I-40 below.
------------------------------------------------------------------------------------------------------------------
From all points East and West on I-40

Follow I-40 to Raleigh and take exit 293A onto US 1 South.  Follow US 1 South past the Cary Parkway and take exit
98A onto Tryon Road.  Take the first right onto Regency Parkway.  When the road forks, keep right and continue to 11000 Regency Parkway, Sterling Regency Bldg., West Wing, 4th floor.
------------------------------------------------------------------------------------------------------------------

PROXY

                      TANGRAM ENTERPRISE SOLUTIONS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

 .    appoint Norman L. Phelps and Steven F. Kuekes, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on June 6, 2001, and at any adjournments of that meeting,
 .    authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and
 .    revoke any previous proxies you may have signed.

If you do not indicate how you wish to vote, the proxies will vote for all nominees to the Board of Directors, for the plan of recapitalization and amendment to the Company's articles of incorporation and as they may determine, in their discretion, with regard to any other matter properly presented at the meeting.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                            . FOLD AND DETACH HERE .


                         Your Proxy vote is important,
                  regardless of the number of shares you own.

Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.

                                [GRAPHIC OMITTED]

The Board of Directors recommends a vote FOR proposal 1 and 2.   Please mark |X|
                                                                 your votes as
                                                                 indicated in
                                                                 this example

                                                     FOR  .  WITHHELD    .
                                                             FOR ALL

1.   ELECTION OF DIRECTORS
     Nominees:

     John F. Owens
     Norman L. Phelps
     Steven F. Kuekes
     Thomas R. Brown                   To withhold authority to vote for any
     James A. Ounsworth                individual nominee while voting for
     Carl G. Sempier                   the remainder, strike a line through
     Carl Wilson                       the nominee's name on the list.
     Steven R. Zodtner

2.   PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION
     AND TO AMEND THE COMPANY'S ARTICLES OF
     INCORPORATION                            FOR  .   AGAINST  .  ABSTAIN  .
     WITHHELD    .







SIGNATURE(S)____________________________________   DATE: _______________________
YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

                            . FOLD AND DETACH HERE .